Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-88003, 2-98471, 33-26177 and 33-38219) of our report dated July 12, 2013, relating to the statement of net assets available for benefits of Rogers Employee Savings and Investment Plan as of December 31, 2012, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of Rogers Employee Savings and Investment Plan.

/s/ Mayer Hoffman McCann P.C.

Providence, Rhode Island
July 12, 2013